Exhibit 99.1
RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
October 19, 2006
3:00 p.m. CT

Operator:	Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corporation third quarter earnings Webcast. At this time, I would like to inform you that this conference call is being recorded and that all participants in a listen-only mode. We will open the conference up for question-and-answer after the presentation.

I will now turn the conference over to Valda Colbart, Investor Relations Officer; please go ahead, Valda.

Valda Colbart:	Good afternoon everyone. I would like to remind you that this conference call is being broadcast over the Internet, live. And will also be archived and available at our Web site, www.rurbanfinancial.net until November 9, 2006.

Joining me on today’s call are Ken Joyce, President and CEO; Duane Sinn, Executive Vice President and Chief Financial Officer; Mark Klein, President and CEO of the State Bank and Trust Company; and Hank Thiemann, President and CEO of the Exchange Bank.

But before we get started I would like to remind you this is to give our usual Safe Harbor statement, and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward looking and therefore, involve risks and

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

uncertainties that could cause the results or developments to differ significantly from those indicated in this statement. These risks and uncertainties include, but are not limited to risks and uncertainties inherent in general and local banking. Insurance and mortgage conditions. Competitive factors specific to markets in which the company and its subsidiaries operate. Future interest rate levels, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO. Ken.

Ken Joyce:	Well thank you, Valda and welcome to Rurban Financial Corp’s third quarter 2006 Webcast. Thank you for joining us to discuss this quarter’s financial results. We look forward to spending the next 15 to 20 minutes providing you with some detail and color, behind the results that were released last evening, following the close of the market.

There are a few key points that I will cover before turning this Webcast over to Duane Sinn, our Chief Financial Officer, who will provide some commentary for this quarter’s numbers.

First, we are very pleased with this quarter’s results. And they clearly show the tangible, measurable results of Rurban’s strategies. While we are not yet where we want to be, we are making good solid progress. The difficult strategic decisions we made in 2005 are beginning to pay off, and improve our profitability. We believe we are leading the organization in the right direction as we diversify our business geographically, to strengthen our revenue stream.

We have made significant strides on the banking side to improve our sales culture, and move away from an operational orientation without impairing productivity or asset quality. Asset quality continues to improve and we expect that improvement to continue, until we equal or improve upon the median ratios for banks our size.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

Finally, we continue to make progress with our data processing subsidiary. We completed our acquisition of DCM this past quarter, and it was immediately accretive to earnings. We are very pleased with the initial results of this acquisition, and look for them to make a positive impact to 2007 earnings. These factors resulted in earnings for this quarter for Rurban of $814,000, up $322,000 or 65.3 percent over the third quarter of 2005.

On the banking side, this improvement was primarily driven by the 2005 bank acquisitions, plus organic loan growth since the year end 2005, as well as good expense control, and a continuation of asset quality improvement. Partially offsetting these positive factors, our net interest margin reduced 15 basis points from the previous quarter to 3.10 percent.

Loans grew substantially during the year. They increased by 37.4 million or 11.4 percent, since the beginning of the year. This is all organic loan growth since the banking acquisitions were completed by the year end 2005. These acquisitions expanded our franchise into new higher growth markets. And we are leveraging these opportunities as we shift our culture to more of a sales orientation. As a reminder, in 2005, we acquired two branch offices in the Lima, Ohio market, and we brought an impressive team of lenders lead by David Anderson into that marketplace.

The the second acquisition is Exchange Bank, serving the greater, Toledo, Ohio metropolitan market. This acquisition was completed on December 31, 2005. Average assets have grown at an annualized rate of 7.9 percent from the first quarter to the third quarter of this year. We view this initial progress as a fast start from the transition team. Profitability at Exchange Bank has improved steadily since our acquisition.

Expenses in the banking segment continue to be well controlled. They decreased to a third consecutive quarter, despite growth in loans and assets. The efficiency ratios of the banking segment also reflect this improvement as the banks grew revenue improved and improved their

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

operating efficiencies. We continue to control expenses, and reallocate resources into more productive areas.

An example of this is our recent announcement to consolidate one of the plan- one of the smaller branches in the Exchange Bank network, while at the same time we announced the planned acquisition of a branch site in the Fort Wayne Indiana market. This branch in the Fort Wayne market should open in the last quarter of 2006 or early 2007, subject to regulatory approval and completion of conditions ordinary to any purchase contract. The Fort Wayne branch will be a strategic extension of our loan production office, open in a Fort Wayne market in 2006. The plan is to consolidate the existing LPO into this new branch.

Asset quality improved substantially from the year ago quarter. Non performing assets as a percentage of total assets improved from 3.43 percent, to 1.07 percent over this period. The linked quarter was essentially unchanged at 1.07 percent, however, we expect to resolve a number of the problem loans in the fourth quarter, to bring up below the one percent level as we discussed at our annual meeting, which was our target.

The controls, training and emphasis on quality loan production have resulted in strong loan growth this year, while maintaining our desired loan quality. We do not plan to have any additional acquisition initiatives in our banking segments through 2007, as we work on building profitability within our expanding banking footprint. A little feedback here. Get that fixed. Not yet.

At this time, I will turn the discussion over to Duane Sinn, our Chief Financial Officer. Duane will provide some detail and a perspective to our operating numbers for the third quarter. After Duane concludes his remarks, I will discuss our data processing and item processing business with particular emphasis to a new acquisition, DCM. Duane.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

Duane Sinn:	Thank you, Ken, and good afternoon. Our third quarter results were encouraging but they do reflect the change — challenges the banking industry is facing. We were successful in executing several of our major initiatives during the quarter, which include our increase in quarterly earnings, putting our capital to good use with the acquisition of DCM, and continued momentum with respect to loan growth. Our increase in earnings is encouraging, despite the fact that our margin, as expected, declined 15 basis points. The good news is that we did see some relief in September as a result of several initiatives that we executed internally and the Fed’s position to pause with interest rate increases.

I will also remind you that the 2005 company income statements provided in our earnings release, do not include Exchange Bank which was acquired after close of business on December 31, 2005. However, our year end balance sheet includes the asset and liabilities of Exchange Bank.

I will start with some high level balance sheet highlights. On a year-to-date basis we have increased consolidated loans outstanding by $37.4 million. State Bank and Trust has accounted for the vast majority of this growth. They increased loans by approximately $33.6 million during the first nine months of 2006, while loans at Exchange Bank increased approximately $6 million. This growth was partially offset by the pay off of approximately $6.2 million in commercial credits at the end of the third quarter and the decline in problem loans within our loan work out company RCBC. The increase in loan balances was primarily driven by our commercial and agricultural lending efforts. The majority of residential loans that are originated are sold into the secondary market. And the production that we have generated on the consumer side, is offsetting the planned run off of our consumer lease portfolio.

Total deposits have increased $27.3 million year-to-date, which is driven by a $9 million increase in money market accounts, and a $26.1 million increase in timed deposits. These increases are offset by a $7.7 million decrease in internal demand accounts driven largely by the payment of

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

the Exchange shareholders totaling $6.5 million. We continue to see migration of deposit accounts, out of lower yielding DDAs and into higher cost funds, as short term rates continue to rise. We have named a new Chief Deposit Officer at State Bank and Trust Company. And we continue to look at better ways to increase our core deposits.

During the quarter, the corporation paid off FHLB advances, and executed a structured repo which decreases our funding costs. As Ken mentioned, previously, we have been successful in reducing our non performing assets, by $8.9 million during the past 12 months, $6.1 million or 1.07 percent of assets.

Let’s transition to the income statement, and I will highlight the quarterly and year-to-date results for you. We reported net income of $814,000 or 16 cents per diluted share for the quarter. This represents a $322,000 increase over 2005 third quarter results, and a $100,000 or 14 percent increase over second quarter 2006 results. Our year-to-date results were $2 million or 41 cents per diluted share, compared to one million or 22 cents per diluted share a year ago. The primary reason for this year-over-year improvement was the increase in earning asset levels from the two acquisitions we completed in 2005, and the monthly results of our new item processing company DCM.

Net interest income totaled $11.5 million on a year-to-date basis compared to $8.9 million last year. Increases in earning asset levels from the acquisitions completed in 2005 was the main driver behind this increase. Net interest income for the third quarter decreased slightly compared to the second quarter 2006 results. As a result of the previously mentioned decrease in net interest margin, this decrease in margin is mainly a result of rapid increases in short term interest rates, and the competitive pressures occurring in all markets for retail deposits.

Loan loss provision for 2006 year-to-date was $337,000 compared with a negative provision of $30,000 last year. A minimal provision for the year reflects the overall improvement in asset

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

quality. And the third quarter provision of $35,000 was a result of both recoveries and improvement in non performing loans.

Total non interest income year-to-date improved nicely from last year, increasing by $2.3 million or 17 percent. Driving this increase was the continuation of RDSI’s strong top line performance which contributed $1 million of the $2.3 million increase. These year-to-date results were also aided by the increases in service fees, gain on sale of loans, and other income related to sale of OREO, plus income associated with the payment of impaired loans at Exchange Bank.

The third quarter non interest income increased $635,000 from the previous quarter’s results. This increase was driven by data processing fees which increased $500,000 for the quarter, partially driven by the initial monthly results of our DCM acquisition. The quarterly increase in non interest income is also a result of the increase in gain on sale of loans, which is driven by our improved mortgage banking operation, and the gains realized from SBA loan sales.

Total non interest expense increased to $24.5 million year-to-date compared to $21.4 million for the same period in 2005, reflecting a $3.1 million increase. 2006 results include $3.6 million of expenses related to the Exchange Bank, and $300,000 in expenses associated with DCM. Excluding those items, non interest expense decreased $800,000 between 2005 and 2006. Professional fees, year-over-year have declined $172,000 as problem loan balances have been substantially reduced. The current quarter operating expenses totaled $8.5 million, compared to $8.1 million for the link quarter, and were driven by the $300,000 in additional operating expenses associated with the first month’s results of our acquisition of DCM.

The performance of our banking group continues to improve on an individual bank basis, despite the margin pressure that we have alluded — that we have endured. Third quarter earnings for our banking group increased $177,000, or 39 percent over the last year’s quarterly results. Reliance

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

Financial Service reported an excellent $75,000 or 42.6 improvement in earnings over their previous year’s quarter.

At this time, I will turn the discussion back over to Ken. And he will update you on the progress of RDSI.

Ken Joyce:	OK, Duane. Thank you very much. I hope that information will provide you an improved understanding of Rurban’s third quarter results. The acquisition of DCM by RDSI was completed on September the fifth, and our September results include approximately one month of DCM numbers. If you missed the announcement, DCM was operating in a number of mid western states, with its principal offices in Indiana and Michigan. It provides item processing service to approximately 30 banks in five states. The integration with RDSI has gone very well with great acceptance of the new RDSI relationship by both the employees and customers of DCM.

We are excited about the potential offered by the alliance of DCM and RDSI because of potential synergies of these two companies, and the sales opportunities opened by this merger. The DCM acquisition was accretive to earnings for the quarter, although there were additional expenses incurred by RDSI during the quarter that were not capitalized or recognized in the purchase transaction.

RDSI’s revenue continues to grow organically, since over 20 banks we signed for either data processing or item processing over the last 12 months. We see a continuation of RDSI’s growth into 2007 as the pipeline for prospects remains very encouraging.

At this time, I will return the Webcast over to Valda to see if there any questions from our investment community. Valda.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

Valda Colbart:	Thank you, Ken. It’s now time for the question-and-answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone. If you have a question, we would like you to press star one on your push button telephone, that’s star one if you have a question. And if for some reason someone asks the question that you would like to, and you need to withdraw the question, press star two. So again if you have a question please star one on your push button phone. And we will take the questions in the order they are received. We’ll standby for just a few moments.

While we are waiting to see if we have anymore any questions, we would like to inform everyone that our Web site has a new look. To check our newly designed Web site, go to www.rurbanfinancial.net.

Operator:	And we do have one question. We’ll go to George Geissbuhler with Sweney, Cartwright & Company.

George Geissbuhler:	I just had one little question, guys. What kind of economy does Fort Wayne have? How are they doing compared to the rest of the country? I know Ohio’s been struggling. How’s Fort Wayne doing?

Ken Joyce:	Well, the the location of our branch that we’ve selected is in a pretty good growth area. It’s in the north Fort Wayne area. The the residential up there has been — continues strong despite some of the downturns. Although they really never had the bubble that we’ve seen elsewhere. The entire area up there is is growing from a retail perspective. And all of the demographics that we’ve seen and looked at and kind of the local information we’ve got supports that area. It’s one that we’ve looked at constantly.

We’ve got — George we opened a loan production office there early in 2006. And we’ve been very pleased with the loan production results that we’ve seen out of there. So for

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

that reason, we think that there’s a reason to be positive about that area, and we continue to get very good feedback on our potential there.

George Geissbuhler:	And just also I want to comment, great quarter. That’s really why I called in, not so much for the question but just a great quarter, and you guys are making real progress, I think.

Ken Joyce:	And your name is Geissbuhler.

George Geissbuhler:	Right. Yes. It gets mispronounced all of the time.

Ken Joyce:	I’m sure it does. OK. Thanks, George.

George Geissbuhler:	All right, you bet you. That’s all I had. Thanks.

Operator:	And once again, that’s star one if you do have a question. And we’ll go to Charlie Crowley with Ryan Beck.

Charlie Crowley:	Hey, Ken.

Ken Joyce:	How are you doing, Charlie?

Charlie Crowley:	Good. With the non performers getting so low, would it make sense, at some point, to collapse RFCBC?

Ken Joyce:	Ah Yes, it would. And we will most likely do that at the end of this year. The assets that are sitting in there now aren’t any more than about 1 or 1.2 million, maybe, 1.4 at most. And we expect to clear the majority of them out. We have a strategy to do that in this fourth quarter. I can’t guarantee that will happen, but we expect to. Ah and then for all practical purposes,

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
10-19-06/3:00 p.m. CT
Confirmation # 4444041

RFCBC will be going away, our workout company. So that will close a very significant chapter. And you can see from our numbers we’re moving ahead, and we expect to be able to continue to move ahead.

Charlie Crowley:	OK. Sounds good. Thanks.

Ken Joyce:	All right, thanks, Charlie.

Valda Colbart:	Thanks, Charlie.

Operator:	As a final reminder, that’s star one if you do have a question.

Ken Joyce:	Well I don’t see any questions so I would suggest that we stop the call at this point. I want to thank everyone for joining us. Valda.

Valda Colbart:	Thank you everyone for joining us today for the third quarter Webcast.

Operator:	All parties may now disconnect.
END